Exhibit 3.1

At the meeting of the Board of Directors held on October 24, 1997 the following resolution to amend the Company's Bylaws was passed unanimously:

RESOLVED, that the last sentence of Section 6.4 and the first sentence of
Section 6.5, respectively, of the Corporation's Amended and Restated Bylaws be, and they hereby are, amended, in the case of the last sentence of Section 6.4, to read in its entirety as follows:

      "In the absence of or at the request of the Chairman of the Board, or if the Chief Executive Officer is also the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the shareholders and of the Board of Directors.";

and, in the case of the first sentence of Section 6.5, to read in its entirety as follows:

      "The Chairman of the Board may, in his discretion, preside at all meetings of the shareholders and of the Board of Directors."



Previously, the sentences that were replaced read as follows:

Section 6.4

      "In the absence of the Chairman of the Board, or if the Chief Executive Officer is also the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the shareholders and of the Board of Directors.";

Section 6.5

      "The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors."